Exhibit 10.20

EXECUTION COPY

CONQUEST CAPITAL MM LLC

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

Dated as of [            ], 2010

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CONQUEST CAPITAL MM LLC

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Conquest Capital MM LLC (the “Company”), dated as of [            ], 2010 is entered into by and among Aveon Holdings I L.P., the other Members (as hereinafter defined) who execute this Agreement on the date hereof and such other Persons who may be admitted as Members to the Company after the date hereof in accordance with the terms of this Agreement, each as listed as such on the books and records of the Company.

WHEREAS, The Company was formed on September 6, 2007 pursuant to a Certificate of Formation, which was filed in the office of the Secretary of State of the State of Delaware (the “Certificate of Formation”); and

WHEREAS, the parties hereto desire to amend and restate the Company’s existing Limited Liability Company Agreement to reflect certain agreed upon changes thereto, and the parties hereto wish to enter into this Amended and Restated Limited Liability Company Agreement as hereinafter set forth.

NOW, THEREFORE, In consideration of the mutual covenants herein expressed, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.1. Definitions. Unless the context otherwise requires, the following terms shall have the following meanings for purposes of this Agreement:

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101 et seq., as it may be amended from time to time, and any successor to such statute.

“Adjusted Basis” has the meaning given such term in Section 1011 of the Code.

“Admission Letter” has the meaning set forth in Section 8.1(c).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with such first Person. The term “control” (including its correlative meanings “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or other ownership interests, by contract, or otherwise).

“Agreement” means this Amended and Restated Limited Liability Company Agreement of the Company, as it may be amended, supplemented, modified or restated from time to time.

“Applicable AUM” means the combined assets under management in the Funds as calculated as of the last day of any fiscal quarter or Fiscal Year of the Funds.

“Applicable Law” means any law, rule or regulation (including those of any self-regulatory organization) or any agreement with any governmental authority or agency applicable to and legally binding on the Company.

“Assignee” has the meaning set forth in Section 7.2(b).

“Business Day” means any day other than a Saturday, Sunday or any days on which banks in New York City are required or authorized to close.

“Capital Account” has the meaning set forth in Section 4.6(a) and shall, with respect to a Member, include all of such Member’s sub-accounts.

“Capital Contribution” means, with respect to any Member, the amount of cash and the initial Gross Asset Value of any property (other than cash) contributed to the Company with respect to the Interest held or purchased by such Member.

“Capital Net Income (Loss)” means any net income (loss) of the Company attributable solely to the Company’s capital investment in interests or shares, as applicable, of the Funds as funded by the Fund Contributions of the Members, but excluding Fund Net Income and Other Net Income (Loss).

“Cause” means the occurrence or existence of any of the following with respect to a Non-Managing Member:

(a) the conviction of, or plea of guilty or nolo contendere by, such Member of a felony, any crime involving financial dishonesty or the imposition of any material civil or criminal penalty or disqualification imposed by the Securities and Exchange Commission or any other governmental agency or self regulatory organization having jurisdiction over the business conducted by the Company; or

(b) such Member engages in any action constituting either civil or criminal fraud against the Company, the Funds or any of their respective Affiliates as determined in a non-appealable final judgment of a court, self regulatory organization or other tribunal of competent jurisdiction, which results in the imposition of any civil or criminal penalty or disqualification imposed by the Securities and Exchange Commission or any other governmental agency or self regulatory organization having jurisdiction over the business conducted by the Partnership.

“Certificate of Formation” has the meaning set forth in the Preliminary Statement hereto.

“Change of Control” means that the Managing Member (including any Affiliate to which the Managing Member shall have transferred its Interest) transfers in the aggregate more than fifty percent (50%) of the Interest owned by such Person on, or subsequent to, the date of this Agreement to any party that is not an Affiliate of the General Partner (it being understood that a change of control of any such Affiliate such that it ceases to be an Affiliate of the Managing Member shall be deemed a transfer for purposes of this provision).

“Classes” means the classes into which the Interests in the Company or other Company securities created in accordance with Section 4.4 may be classified or divided from time to time by the Managing Member pursuant to the provisions of this Agreement. For all purposes hereunder and under the Act, only such Classes or subclasses expressly established under this Agreement, including by the Managing Member in accordance with this Agreement, shall be deemed to be a class, subclass or group of limited liability company interests in the Company.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” has the meaning set forth in the Preliminary Statement hereto.

“Covered Person” has the meaning set forth in Section 3.4(a).

“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its Adjusted Basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning Adjusted Basis; provided, however, that if the Adjusted Basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managing Member.

“Fair Market Value” means the fair market value of any property as reasonably determined by the Managing Member, after taking into account such factors as the Managing Member shall reasonably deem appropriate.

“Fiscal Period” means a calendar quarter or any other period chosen by the Managing Member.

“Fiscal Year” has the meaning set forth in Section 5.2.

“Fund Capital Accounts” has the meaning set forth in Section 4.6(b).

“Fund Contribution” has the meaning set forth in Section 4.5.

“Fund Allocation Net Income” means any net income of the Company from the Funds that is attributable solely to the incentive allocation allocable to the Company from the Funds in accordance with the governing documents of the Funds, but excluding any Fund Fee Net Income, Capital Net Income (Loss) and Other Net Income (Loss).

“Fund Fee Net Income” means any net income of the Company from the Funds that is attributable solely to the management fees and incentive fees allocable to the Company from the Funds in accordance with the governing documents of the Funds, but excluding any Fund Allocation Net Income, Capital Net Income (Loss) and Other Net Income (Loss), net of those expenses incurred in the preparation of reports to the Members, and net of legal, accounting, tax preparation and other professional fees and expenses of the Company.

“Fund Net Income” means Fund Allocation Net Income and Fund Fee Net Income, taken together.

“Funds” means (i) Conquest Macro Fund LLC and any successors thereto, (ii) Conquest Macro Fund Ltd. and any successors thereto, for so long as Company is a party to an investment advisory agreement with Conquest Macro Fund Ltd. and Conquest Capital Group LLC, and (iii) Conquest Macro Master Fund Ltd. and any successors thereto, for so long as Company is a party to an investment advisory agreement with Conquest Macro Master Fund Ltd. and Conquest Capital Group LLC.

“Governing and Offering Documents” means a collective reference to (i) the Limited Liability Company Agreement and the Confidential Private Offering Memorandum, as supplemented or amended, of Conquest Macro Fund LLC; (ii) the Confidential Private Offering Memorandum, as applicable, as supplemented or amended, and the Memorandum and Articles of Association for each of Conquest Macro Fund Ltd. and Conquest Macro Master Fund Ltd., as supplemented or amended.

“Gross Asset Value” means, with respect to any asset, the asset’s Adjusted Basis for federal income tax purposes, except as follows:

(a) the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross Fair Market Value of such asset;

(b) the Gross Asset Values of all Company assets shall be adjusted to equal their respective gross Fair Market Values as of the following times: (i) the acquisition of an additional Interest by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an Interest; (iii) the issuance by the Company of Interests that are Profits Interests; and (iv) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (i), (ii) and (iii) above shall be made only if the Managing Member reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(c) the Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross Fair Market Value of such asset on the date of distribution; and

(d) the Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and subsection (f) in the definition of “Other Net Income” and “Other Net Losses” and Section 4.6; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subsection to the extent the Managing Member determines that an adjustment pursuant to subsection (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (d).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subsections (a), (b) or (d) of this definition of Gross Asset Value, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Other Net Income or Other Net Loss.

“Immediate Family” shall mean, with respect to any natural person, (a) such person and such person’s spouse, parents, grandparents, children, grandchildren, more remote issue and siblings (in each case whether adoptive or biological), (b) such person’s former spouse(s) and current spouses of such person’s children, grandchildren and siblings (in each case whether adoptive or biological), and (c) estates, trusts, partnerships and other entities of which a material portion of the interests are held directly or indirectly by or for the benefit of the foregoing.

“Interest” means the entire limited liability company interest held by a Member in the Company at any particular time, including the right of such Member to any and all benefits to which a Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all the terms and provisions of this Agreement.

“Majority in Interest” means the majority of Interests based on the Sharing Percentages of Members in respect of Fund Net Income.

“Managing Member” means Aveon Holdings I L.P., for so long as it remains the Managing Member as provided hereunder, and/or any other Member designated as such as provided hereunder. The Managing Member shall be considered a “manager” within the meaning of §18-101(10) of the Act.

“Member” means each of the persons listed as a Member on the books and records of the Company (including the Managing Member and the Non-Managing Members) and any Person admitted to the Company as an additional or substituted

Member of the Company in accordance with the provisions of this Agreement, in each case for so long as such Person remains a Member as provided hereunder.

“Net Income (Loss)” means Capital Net Income (Loss), Fund Net Income and Other Net Income (Loss).

“Non-Managing Member” means any Member other than the Managing Member.

“Operating Reserve” means such amount as is determined by the unanimous consent of the Members, on an annual basis or otherwise, to be necessary or prudent for the Company to maintain in cash or cash equivalents or other money market instruments in order to satisfy the Company’s accrued or anticipated expenses or other obligations and otherwise to meet the operational needs of the Company’s business; provided, that such amount shall not be greater than five percent (5%) of the previous Fiscal Year’s Other Net Income.

“Other Net Income (Loss)” for any Fiscal Period means the net income or net loss of the Company for such Fiscal Period (other than Capital Net Income (Loss) or Fund Net Income) as determined on an accrual basis after deduction for expenses of the Company, in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a) any depreciation, amortization and/or cost recovery deductions with respect to any asset shall be deemed to be equal to the Depreciation available with respect to such asset;

(b) any income or gain of the Company that is exempt from federal income tax and not otherwise taken into account in computing Other Net Income or Other Net Loss shall be added to such taxable income or loss;

(c) any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Other Net Income or Loss, shall be subtracted from such taxable income or loss;

(d) in the event the Gross Asset Value of any Company asset is adjusted pursuant to subsection (b) or (c) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Other Net Income or Other Net Loss;

(e) gain or loss resulting from any disposition of Company assets with respect to which gain or loss is recognized for federal income tax purposes shall be computed with reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value; and

(f) any items of income, gain, loss or deduction which are specifically allocated pursuant to the provisions of Section 4.7(e) through (k) shall not be taken into account in computing Other Net Income or Other Net Loss for any taxable year.

The Managing Member may create separate categories of Other Net Income (Loss) with respect to the separate categories of net income or net loss of the Company in which the Members have different Sharing Percentages.

“Permanent Disability” of a Member, means any physical or mental inability to perform all or substantially all of such Member’s duties with respect to the Company or any of its Affiliates for a period of 180 consecutive days as reasonably determined by the Managing Member.

“Permitted Transferee” has the meaning set forth in Section 7.1(b).

“Person” means any individual, firm, partnership, joint venture, association, corporation, or other business organization, entity or enterprise.

“Profits Interest” means an interest in the future profits of the Company satisfying the requirements for a partnership profits interest transferred in connection with the performance of services, as set forth in IRS Revenue Procedures 93-27 and 2001-43, or any future IRS guidance or other authority that supplements or supersedes the foregoing Revenue Procedures; provided that all Members, whether parties hereto as of the date hereof or admitted after the date hereof, consent to the Company taking all actions, including amending this Agreement, to the extent necessary or appropriate to cause any interest designated by the Managing Member as a “profits interest” to be treated as Profits Interests for all United States federal income tax purposes, to be valued based on liquidation value or similar principles and to permit allocations of income to be made to such Members to be respected even if such Interests are subject to risk of forfeiture, including any action required by the Company under Revenue Procedure 2001-43, unless superseded by Notice 2005-43, in which case, such consent shall allow the Company to take any and all actions as may be necessary or desirable pursuant to such notice, final or temporary regulations that may be promulgated to bring into effect the Proposed Treasury Regulations (Prop. Treas. Reg. §§ 1.83-3, 1.704-1, 1.706-3, 1.707-1, 1.721-1, 1.761-1) set forth in the notice of proposed rulemaking (REG–105346–03), and any similar or related authority.

“Proposed ROFR Sale” has the meaning set forth in Section 7.1(b)(i).

“Proposed ROFR Transferee” has the meaning set forth in Section 7.1(b)(ii).

“Purchase Agreement” means the Purchase Agreement, dated as of [Date], 2010, among the Managing Member, the Company and the sellers named therein, as amended from time to time.

“Release Event” has the meaning set forth in Section 8.4 (c).

“Right of First Refusal” has the meaning set forth in Section 7.1(b)(i).

“ROFR Notice” has the meaning set forth in Section 7.1(b)(ii).

“ROFR Period” has the meaning set forth in Section 7.1(b)(iii).

“ROFR Purchase Notice” has the meaning set forth in Section 7.1(b)(iii).

“Safe Harbor” means the election described in the Safe Harbor Regulation, pursuant to which a company and all of its members may elect to treat the fair market value of a Profits Interest in the company that is transferred in connection with the performance of services as being equal to the liquidation value of that Profits Interest.

“Safe Harbor Election” means the election by a company and its members to apply the Safe Harbor, as described in the Safe Harbor Regulation and Internal Revenue Service Notice 2005-43.

“Safe Harbor Regulations” means Proposed Treasury Regulations Section 1.83-3(1), issued on May 19, 2005.

“Sharing Percentage” means, with respect to a Member, such Member’s percentage interest in the Company’s Fund Net Income, Capital Net Income (Loss) and/or Other Net Income (Loss), as applicable, or any component or category thereof as set forth in such Member’s Admission Letter (if any) or the books and records of the Company, as such percentage may be modified from time to time with the unanimous consent of the Members except as provided in Sections 8.1 and 8.2 hereof. As of the execution date of this Agreement, with respect to Fund Net Income, the Managing Member’s Sharing Percentage is 30% (the “Managing Member FNI Sharing Percentage”) and the aggregate Non-Managing Members’ Sharing Percentage is 70%, collectively (the “Non-Managing Members FNI Sharing Percentage”); provided, however, that, notwithstanding the foregoing, the Managing Member FNI Sharing Percentage with respect to Fund Net Income attributable to Applicable AUM in excess of four hundred fifty million dollars ($450,000,000) shall be 0%, and the Non-Managing Members FNI Sharing Percentage thereof shall be 100%. For the avoidance of doubt, (i) the Managing Member is entitled to 30% of Fund Net Income attributable to Applicable AUM up to or equal to the first four hundred fifty million dollars ($450,000,000) and (ii) to the extent that Applicable AUM exceeds four hundred fifty million dollars ($450,000,000) the Managing Member shall receive 30% of an amount equal to the product of (a) Fund Net Income attributable to Applicable AUM and (b) a fraction, which shall be expressed as a percentage, the numerator of which is four hundred fifty million dollars ($450,000,000) and the denominator of which is Applicable AUM.

“Tax Matters Member” has the meaning set forth in Section 5.3.

“Terminating Event” has the meaning set forth in Section 8.3(a).

“Terminating Member” has the meaning set forth in Section 8.3(a).

“Termination Date” has the meaning set forth in Section 8.3(a).

“Transfer” means any assignment, sale, exchange, transfer, pledge, encumbrance, hypothecation or other disposition of all or any part of an Interest.

“Treasury Regulations” means pronouncements, as amended from time to time, or their successor pronouncements, which clarify, interpret and apply the provisions of the Code, and which are designated as “Treasury Regulations” by the United States Department of the Treasury.

“Withholding Tax Advances” has the meaning set forth in Section 4.7(h).

SECTION 1.2. Terms Generally. The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless the context requires otherwise, the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” To the maximum extent permitted by law, whenever in this Agreement a Person is permitted or required to make a decision in its “sole and absolute discretion” or under a grant of similar authority or latitude, the Person shall be entitled to consider any interests and factors as it desires, including its own interests, and shall not be obliged to consider interests of any other Person. Notwithstanding any other provision of this Agreement to the contrary, no provision hereof shall be deemed to eliminate a Member’s implied contractual covenant of good faith and fair dealing and no provision of this Agreement shall be deemed to limit or eliminate the liability of any Member for any act or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing.

ARTICLE II

General Provisions

SECTION 2.1. Formation and Continuation. The Company was formed under the provisions of the Act for the purposes and on the terms set forth in this Agreement and pursuant to the filing of the Certificate of Formation of the Company with the Secretary of State of the State of Delaware. The Managing Member is hereby designated as an authorized person, within the meaning of the Act, to execute, deliver and file, any amendments or restatements of the Certificate of Formation and any other certificates necessary, and to take all action necessary, for the Company (i) to qualify to conduct the business of the Company under the laws of any jurisdiction in which the Company is doing business and to continue in effect such formation or qualification and (ii) to protect the limited liability of the Members under the laws of any jurisdiction in which the Company is doing business.

SECTION 2.2. Members and Interests. The name, address and Interests of each Member are set forth on the books and records of the Company. The Members as of the date hereof are as set forth on the signature page hereto. The rights, duties and liabilities of the Members shall be as provided in the Act, except as is otherwise expressly provided herein, and the Members consent to the variation of such rights, duties and liabilities as provided herein.

SECTION 2.3. Name. The Company shall conduct its activities under the name of “Conquest Capital MM LLC.”

SECTION 2.4. Limitation of Liability. (a) Except as provided in the Act, or as expressly provided in this Agreement, or as a Member shall otherwise expressly agree in writing in an Admission Letter or otherwise, no Member of the Company shall be obligated for any debt, obligation or liability of the Company or of any other Member solely by reason of being a Member of the Company. Notwithstanding any other provision of this Agreement or any duty otherwise existing at law, in equity or otherwise, the parties hereby agree that the Managing Member and its Affiliates, shall, to the maximum extent permitted by law, including Section 18-1101(c) of the Act, owe no duties (including fiduciary duties) to the Company, the other Members or any other Person bound by this Agreement; provided, however, that nothing contained in this Section 2.4(a) shall eliminate the implied contractual covenant of good faith and fair dealing.

(b) In no event shall any Member (i) be obligated to make any capital contribution or payment to or on behalf of the Company or (ii) have any liability to return distributions received by such Member from the Company, in each case except as (x) otherwise specifically provided in this Agreement or other related agreements, (y) such Member shall otherwise expressly agree in writing or (z) may be required by Applicable Law.

SECTION 2.5. Term. The existence of the Company commenced on the date of filing of the Certificate of Formation and shall continue unless and until the Company is dissolved, wound up and terminated in accordance with Article VI. No Member shall have the right to, and each Member hereby agrees not to, withdraw from the Company, nor to dissolve, terminate or liquidate, or to petition a court for the dissolution, termination or liquidation of, the Company, in each case except as expressly provided in this Agreement, and except with the consent of the Managing Member, no Member at any time shall have the right to petition or to take any action to subject Company assets or any part thereof to the authority of any court or other governmental body in connection with any bankruptcy, insolvency, receivership or similar proceeding.

SECTION 2.6. Purpose; Powers. (a) The purpose of the Company shall be, directly or indirectly through subsidiaries or Affiliates, (i) to act as a manager and/or investment manager or advisor with respect to and make investments in any of the Funds, as appropriate, and (ii) to do all things necessary or incidental thereto.

(b) Except as expressly provided herein, in furtherance of its purposes as stated in Section 2.6(a), the Company shall have all powers necessary, suitable or convenient for the accomplishment of its purposes, directly or indirectly through subsidiaries or Affiliates, and alone or with others, including but not limited to the following:

(i) to facilitate the carrying out of any and all purposes of any of the Funds, as appropriate, and to perform all acts and enter into and perform all contracts and other undertakings which the Company may deem necessary or advisable or incidental thereto, including the exercise of all powers of the manager of Conquest Macro Fund LLC (and as the investment manager to any other Funds as set forth in the respective partnership, operating or other governing agreements of such Funds, as the same may be modified or amended from time to time;

(ii) to render investment, portfolio management, asset management, financial advisory, investment banking and/or other services to the Funds;

(iii) to acquire, hold, manage, own, sell, transfer, convey, assign, exchange, mortgage, pledge or otherwise dispose of, grant options with respect to and otherwise deal in and exercise all rights, powers, privileges and other incidents of ownership or possession with respect to all securities and other property, including the voting of securities, the approval of a restructuring of an investment in securities, participation in arrangements with creditors, the institution and settlement or compromise of suits and administrative proceedings and other similar matters and to execute all documents and make all representations, admissions and waivers in connection therewith;

(iv) to invest and reinvest cash assets of the Company in any money-market or other similar short-term investments;

(v) to have and maintain one or more offices within or without the State of Delaware and, in connection therewith, to rent or acquire office space, engage personnel and do such other acts and things as may be advisable or necessary in connection with the maintenance of such office or offices;

(vi) to open, maintain and close bank accounts and draw checks and other orders for the payment of moneys with respect to the Company and to open, maintain and close accounts with brokers, custodians and others with respect to the Funds;

(vii) to engage employees and appoint officers (with such titles and delegated responsibilities as may be specified herein or determined by the Managing Member), accountants, sub-advisors, auditors, custodians, consultants, attorneys and any and all other agents and assistants, both professional and nonprofessional, including Members and their Affiliates, and to compensate them as may be necessary or advisable;

(viii) to form or cause to be formed and to own the stock of one or more corporations, whether foreign or domestic, and to form or cause to be formed and to participate in partnerships, limited liability companies and joint ventures, whether foreign or domestic, solely with the consent of all Members;

(ix) to enter into, make and perform all contracts, agreements and other undertakings as may be deemed necessary or advisable or incident to carrying out its purposes;

(x) to sue, prosecute, settle or compromise all claims against third parties, to compromise, settle or accept judgment of claims against the Company, and to execute all documents and make all representations, admissions and waivers in connection therewith;

(xi) to borrow money from or make loans to any person, including any Member (on such terms as may be agreed from time to time), or other extensions of credit to (either on a secured or unsecured basis or with or without recourse) any person or to guarantee loans or other extensions of credit for any purpose solely with the consent of all Members;

(xii) to distribute, subject to the terms of this Agreement, at any time and from time to time to Members cash, securities, investments or other property of the Company, or any combination thereof; and

(xiii) to take such other actions necessary or incidental thereto as may be permitted under Applicable Law and this Agreement.

SECTION 2.7. Registered Office and Registered Agent; Places of Business. (a) The Company shall maintain a registered office at The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, or at such other office as may from time to time be determined by the Managing Member. The name and address of the Company’s registered agent for service of process in the State of Delaware as of the date of this Agreement is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The Managing Member may at any time change the Company’s registered agent for service of process.

(b) The Company shall maintain offices and principal places of business at such places as may from time to time be determined by the Managing Member.

ARTICLE III

Management and Operation of the Company

SECTION 3.1. Management. (a) Except as otherwise provided herein, the management and control of the business and affairs of the Company shall be vested exclusively in the Managing Member. Except as set forth in Section 8.4 of this Agreement, the Managing Member shall not be replaced as Managing Member without its prior written consent.

(b) Except as expressly provided in this Agreement, the Non-Managing Members shall have no right or power to act for or bind the Company or otherwise vote with respect thereto. A Member or an agent of a Member may also be a member, partner, shareholder, employee, agent, director or officer of the Company or any of its Affiliates and may act on behalf of the Company in such capacity to the extent authorized to do so in such capacity.

(c) Except as may be expressly approved in writing by the Managing Member, each Non-Managing Member shall devote substantially the same amount of time and energy to its responsibilities to operate the business and activities of Conquest Capital LLC and to provide investment management services to the Funds as has been devoted by such Non-Managing Member pursuant to the past practice of Conquest Capital LLC and the Funds.

(d) The Managing Member may delegate to one or more Non-Managing Members and/or officers the right to have such responsibilities and exercise such power and authority as the Managing Member shall specify. Each Member so authorized shall have only the powers and authority delegated to it by the Managing Member pursuant to an Admission Letter or otherwise. As of the date of this Agreement, the Managing Member has entered into an Admission Letter with Conquest Capital LLC, the terms of which are herein incorporated by this reference.

(e) The Managing Member may designate operating or other committees comprised of the Members, each of which shall have the authority of the Managing Member to the extent the Managing Member provides and such responsibilities as the Managing Member so determines. Each committee of the Company shall serve at the pleasure of the Managing Member.

SECTION 3.2. Certain Duties and Obligations of the Managing Member. (a) The Managing Member shall take all action which may be necessary or appropriate on its part for (i) the continuation of the Company as a limited liability company under the Act and (ii) the development, maintenance, preservation and operation of the business of the Company in accordance with the provisions of this Agreement and applicable laws and regulations.

(b) The Managing Member shall take (and each Member shall cooperate in connection therewith and approves of the Managing Member taking on such Member’s behalf) all action which is reasonably necessary to (i) form or qualify the Company to conduct the business in which the Company is engaged under the laws of any jurisdiction in which the Company is doing business and to continue in effect such formation or qualification and (ii) protect the limited liability of the Members pursuant to the terms of this Agreement and as applicable under the laws of any jurisdiction in which the Company is doing business.

(c) The Managing Member shall be responsible for the following duties, which duties may be delegated to any other Member pursuant to the terms and conditions of an Admission Letter:

(i) Advise the Company as to the investment and trading activities of the Funds and provide certain investment and portfolio management and advisory services related thereto in accordance with the investment objectives of the Funds, as set forth in the Funds’ respective Governing and Offering Documents (as defined below);

(ii) Make all investment decisions for the Funds, it being understood that the Company has furnished to the Members a copy of the Funds’ respective Governing and Offering Documents and will from time to time furnish the Members with copies of any amendments thereto, and until such amendments are delivered to the Members, matters therein stated shall not be binding on the Members;

(iii) Conform at all times all investments of the Funds in accordance with the requirements imposed by (x) any provision of applicable law, and (y) the provisions of each Fund’s respective Governing and Offering Documents;

(iv) Furnish continuous investment management and administrative assistance to the Funds;

(v) Endeavor to keep the capital of the Funds invested to such extent as it deems advisable from time to time but it may, if it deems advisable, maintain any portion of the assets of the Funds in cash, whereby such investments and reinvestments of the capital of the Funds, including the purchase or sale of any securities or the borrowing of any funds on behalf of the Funds, either on a secured or unsecured basis, shall be based on such research and inquiries as the Members shall deem advisable and shall be exclusively within the control and discretion of the Managing Member or its designees;

(vi) Make all decisions regarding the acceptance and processing of subscriptions to, and withdrawals and/or redemptions from, the Funds, the admission of members or shareholders of the Funds (including with respect to transferees or other recipients of interests in the Funds) and the making of distributions or payment of dividends to members of shareholders of the Funds, in each case, in accordance with each Fund’s Governing and Offering Documents;

(vii) Make all communications with the investors in the Funds, and as are reasonably necessary and appropriate in the course of and in furtherance of the conduct of the business of the Company and the Funds and as required by the Governing and Offering Documents of the Funds;

(viii) Vote all proxies with respect to financial instruments held by the Funds;

(ix) Determine all matters concerning the calculation of the net asset value of the Funds, the net asset value of an equity interest or share of such

Funds, the valuation of financial instruments, and the allocation of profits, losses, capital gain and capital loss among the members or shareholders of such Funds (including the taxes thereon); and

(x) Cause an examination of the financial statements of each Fund to be made in accordance with the Fund’s Governing and Offering Documents; determine the accounting methods and conventions to be used in the preparation of each Funds’ tax returns, and make such elections under the tax laws of the United States, the several states and other relevant jurisdictions as to the treatment of items of income, gain, loss, deduction and credit of such Funds, or any other method or procedure related to the preparation of such returns; prepare and file or cause to be prepared and filed all tax returns of each Fund.

(d) Additionally, the Managing Member’s duties shall include but not be limited to the following, which duties may be delegated with respect to the Funds to any other Member of the Company pursuant to the terms and conditions of an Admission Letter:

(i) subject to the terms of the Funds Governing and Offering Documents, expend the capital and revenues of such Fund in furtherance of the Fund’s business, including acting in the Fund’s name, place and stead, to buy, sell (including short sales), hold, cover, trade and otherwise deal in securities and financial instruments (including restricted and privately issued securities), directly or indirectly, on margin or otherwise, and to make all or any portion of the Fund’s trading and investment decisions for the Fund’s account and risk;

(ii) write, purchase, hold, sell and otherwise deal in put and call options of any sort and in any combination thereof;

(iii) purchase, hold, sell and otherwise deal in commodities, commodity contracts, commodity futures, financial futures (including index futures) and options in respect thereof (but the applicable Member will not do so until, to the extent required, it has registered as required with the U.S. Commodity Futures Trading Commission or has been advised by counsel that registration is not required);

(iv) purchase, hold, sell and otherwise deal in currencies, options thereon and rights therein, including forward foreign currency exchange contracts;

(v) make, execute, acknowledge, deliver, hold, sell and otherwise deal in such agreements, contracts and documents as may be necessary or appropriate to carry out such Fund’s investment program, including currency, interest rate, equity or other swap contract or agreements, interest rate “cap” or “collar” agreements, contracts for differences, repurchase agreements, over-the-counter options, forward contracts, commodities and/or futures contracts, any other derivative instruments, partnership interests, interests in other investment companies or any other financial instruments of any type or nature whatsoever that exist now or are hereafter created;

(vi) conduct margin accounts with brokers; open, manage, maintain, act as signatory and close investment and trading accounts, bank accounts, and draw checks or other orders for the payment of moneys on behalf of the Managing Member and/or the Funds; to pledge securities for loans and effect borrowings from brokers, banks and other financial institutions; and

(vii) enter into, make and perform any other contracts, agreements or other undertakings it may deem advisable in conducting the business and trading and investing activities of the Funds, including, but not limited to, contracts, agreements or other undertakings or designations with Persons affiliated with any Member, as may be necessary or proper in connection with the performance, either directly or indirectly, of the Managing Member’s duties hereunder.

(viii) employ or engage trading managers or advisors, investment managers or advisors, consultants, experts, professionals, accountants, administrators, auditors, attorneys, brokers (including futures brokers or clearing firms, prime brokers, introducing brokers, futures commission merchants, executing brokers, dealers, custodians and counterparties), banks and other financial institutions, engineers, custodians, escrow agents, selling and placement agents and/or any other third parties deemed necessary, including affiliated entities of the Company, and terminate such employment or engagement;

(ix) pay any and all fees and make any and all expenditures which it, in its sole discretion, deems necessary or appropriate in connection with the offering and sale of interests in the Funds, the management of the affairs of the Funds, the investment and maintenance of the assets of the Funds and the carrying out of obligations and responsibilities under such Fund’s Governing and Offering Documents;

(x) take and hold all property of each Fund’s, real, personal and mixed, in the name of such Fund, or in the name of a nominee authorized by the Company;

(xi) to the extent each Fund is required to have a “tax matters partner” for U.S. tax purposes, take all actions and make all decisions on behalf of the Company as the “tax matters partner” of such Fund;

(xii) make all determinations with respect to the termination, dissolution and/or winding up of each Fund pursuant to such Fund’s Governing and Offering Documents; and

(xiii) institute, prosecute, defend, settle or compromise any litigation, actions or claims at law or in equity at each Fund’s expense as may be necessary or proper to enforce or protect such Fund’s interests; satisfy any judgment, decree or decision of any court, board or authority having jurisdiction or any settlement of any suit or claim prior to judgment or final decision thereon, first, out of any insurance proceeds available therefor, and then, out of such Fund’s assets; and give releases and discharges with respect to all of the foregoing and any matters incidental thereto.

SECTION 3.3. Officers. Subject to the direction of the Managing Member (or its designee), the day-to-day administration of the business of the Company shall be carried out by employees, agents or Members who may be designated as officers, with titles including “president,” “vice president,” “treasurer,” “secretary,” “director,” “chief administrative officer”, “chief compliance officer”, “chief financial officer,” and “chief investment officer,” as and to the extent authorized by the Managing Member. The officers of the Company shall have such titles and powers and perform such duties as shall be determined from time to time by the Managing Member (or its designee) and otherwise as shall customarily pertain to such offices or be determined from time to time by the Managing Member (or its designee). Any number of offices may be held by the same person.

SECTION 3.4. Exculpation and Indemnification. (a) No Member nor any member, partner, tax matters partner or member, officer or director of the Company or its Affiliates (individually, a “Covered Person” and collectively, the “Covered Persons”) shall be liable to the Company or any Member for (i) any act or omission (in relation to the Company, this Agreement, any related document or any transaction or investment contemplated hereby or thereby) taken or omitted in good faith by a Covered Person and in the reasonable belief that such act or omission is in, or is not contrary to, the best interests of the Company and is within the scope of authority granted to such Covered Person, unless such act or omission resulted from fraud, bad faith, willful misconduct, gross negligence, or a willful breach of this Agreement or any related document by such Covered Person (as determined in a final non-appealable judgment of a court of competent jurisdiction) and except that nothing herein shall constitute a waiver or limitation of any rights which a Member or the Company may have under applicable securities laws or of any rights under other laws which may not be waived or (ii) any mistake, negligence, dishonesty or bad faith of any broker or other agent of the Company or any of its Affiliates selected and monitored thereby with reasonable care.

(b) To the fullest extent permitted by law, the Company shall indemnify and save harmless (but only to the extent of its assets) each Covered Person from and against any and all claims, liabilities, damages, losses, costs and expenses (including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and reasonable expenses of investigating or defending against any claim or alleged claim) of any nature whatsoever, known or unknown, liquidated or unliquidated, arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Covered Person may be involved, or threatened to be involved, as a party or otherwise, by reason of its management of the affairs of the Company or which relates to or arises out of or in connection with the Company, its property, business or affairs. A Covered Person shall not be entitled to indemnification under this Section 3.4 with respect to any claim, issue or matter in which such Covered Person has engaged in fraud, bad faith, willful misconduct, gross negligence, or a willful breach of this Agreement or any related document by such Covered Person (as determined in a final non-appealable judgment of a court of competent jurisdiction) and nothing herein shall constitute a waiver or limitation of any rights which a Member or the Company may have under applicable securities laws or of rights under other laws which may not be waived. To the fullest extent permitted by law, expenses (including legal fees) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding may, with the approval of the Managing Member (not to be unreasonably withheld, delayed or conditioned), from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of a written undertaking by or on behalf of the Covered Person to repay such amount to the extent that it shall be determined (in a final non-appealable judgment of a court of competent jurisdiction) that the Covered Person is not entitled to be indemnified as authorized in this Section.

(c) To the extent that, at law, in equity or otherwise, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any Member, such Covered Person acting under this Agreement shall not be liable to the Company or to any Member for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they expand or restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity or otherwise, are agreed by the Members to modify to that extent such other duties and liabilities of such Covered Person.

(d) Except as otherwise provided by the Act or as a Member may otherwise expressly agree in writing, the debts, liabilities and obligations of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, liability or obligation of the Company solely by reason of being a Covered Person.

(e) The indemnification and advancement of expenses provided by, or granted pursuant to, the foregoing subsections of this Section shall not be deemed exclusive of and shall be in addition to any other rights to indemnification or advancement of expenses that such Person may be entitled to under any agreement, vote of Members or otherwise.

(f) The Company shall, at its expense, purchase and maintain directors and officers (or similar) insurance on behalf of the Covered Persons on commercially reasonable terms and amounts.

ARTICLE IV

Capital Contributions; Interests;

Loans; Allocations; Distributions; Expenses

SECTION 4.1. Capital Contributions. Each Member has made the Capital Contribution to the Company in the amounts set forth in the books and records of the Company, which Capital Contribution may be zero.

SECTION 4.2. Additional Capital Contributions. No Member shall be obligated to make any additional Capital Contributions to the Company, except with the prior written consent of such Member.

SECTION 4.3. Interests. The Sharing Percentages for each Member with respect to each category of Net Income (Loss) are set forth in the books and records of the Company but are subject to modification as set forth herein with the unanimous consent of the Members, except as provided in Sections 8.1 and 8.2 hereof.

SECTION 4.4. Additional Classes of Interests. The Members, by unanimous consent, may establish other Classes of Interests, other equity interests in the Company or other Company securities from time to time in accordance with such procedures and subject to such conditions and restrictions and with such rights, obligations, powers, designations, preferences and other terms, which may be senior to any then existing or future Classes of Interests, other equity interests in the Company. Subject to the unanimous consent reference in this Section 4.4, the Managing Member is authorized (i) to issue any Interests, other equity interests in the Company or other Company securities of any such newly established Class or any existing Class and (ii) to amend this Agreement to reflect the creation of any such new Class, the issuance of Interests, other equity interests in the Company or other Company securities associated with such Class, and the admission of any Person as a Member which has received Interests or other equity interests of any such Class, in accordance with Sections 8.1, 8.2 and 9.8.

SECTION 4.5. Fund Contributions. (a) Each Member has made a Capital Contribution (through its investment in the Company) to the Funds, as applicable, in the amounts set forth in the books and records of the Company for each such Member (the “Fund Contribution”), which Capital Contribution may be zero.

(b) Each Member’s Fund Contribution shall not be charged any management fee or incentive allocation or fee, regardless of to which Fund the Fund Contribution is made.

SECTION 4.6. Capital Accounts. (a) There shall be established for each Member on the books of the Company a capital account which shall be maintained in accordance with the provisions of Treasury Regulation §§ 1.704-1(b), 1.704-2 and 1.704-3 (the “Capital Account”). The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with these Treasury Regulations and shall be interpreted and applied in a manner consistent with such Treasury Regulations. The Capital Account balance of each Member shall initially equal such Member’s Capital Contributions to the Company, shall be increased by Net Income of the Company allocated to such Member and shall be decreased by the sum of any Net Loss of the Company allocated to such Member and distributions made to such Member.

(b) The Managing Member may, with the consent of all other Members, create one or more separate subaccounts with respect to each Member’s Capital Account. There shall be established on the books of the Company one or more “Fund Capital Accounts” which shall be a sub-account of a Member’s Capital Account. The Fund Capital Account balance of each Member shall be an amount equal to the Fund Contributions made by such Member, through its investment in the Company, to such Fund and any Capital Net Income allocated to such Member pursuant to Section 4.7(d), less any Capital Net Loss allocated to such Member pursuant to Section 4.7(d) and any distributions made to such Member from such Member’s Fund Capital Account pursuant to Section 4.8(b).

SECTION 4.7. Allocations. (a) The Company’s Net Income and Net Loss, if any, for each Fiscal Year shall be determined in accordance with Section 704(b) of the Code and the regulations thereunder, under the method of accounting selected by the Managing Member. If Members are admitted to the Company or withdraw from the Company on different dates during any Fiscal Year, the Net Income or Net Loss allocated among the Members for each such Fiscal Year shall be allocated in accordance with Section 706 of the Code, using any convention permitted by law and selected by the Managing Member.

(b) The Company’s Other Net Income, if any, for each Fiscal Year shall be allocated among the Members as follows:

(i) First, to the Members up to, and in proportion to, an amount equal to the excess, if any, of (1) the aggregate amount of Other Net Losses allocated to such Members pursuant to Section 4.7(c)(ii) of this Agreement, over (2) the aggregate amount allocated to such Members pursuant to this clause (i) in prior Fiscal Years;

(ii) Second, to the Members up to, and in proportion to, an amount equal to the excess, if any, of (1) the aggregate amount of Other Net Losses allocated to such Members pursuant to Section 4.7(c)(i) of this Agreement, over (2) the aggregate amount allocated to such Members pursuant to this clause (ii) in prior Fiscal Years; and

(iii) Third, to the Members in proportion to their respective Sharing Percentages for Other Net Income for such Fiscal Year (with appropriate adjustments, as determined by the Managing Member, to take account of admissions and withdrawals of Members during Fiscal Year).

(c) The Company’s Other Net Losses, if any, for each Fiscal Year shall be allocated among the Members as follows:

(i) First, to the Members up to, and in proportion to, the amount of their positive Capital Account balances (reduced by any Fund Capital Accounts); and

(ii) Second, in accordance with their respective Sharing Percentages for Other Net Losses for such Fiscal Year (with appropriate adjustments, as determined by the Managing Member, to take into account admissions and withdrawals of Members during such Fiscal Year).

(d) (i) any Capital Net Income or Capital Net Loss allocated by any Fund to the Company for each Fiscal Year shall be allocated among the Members in proportion to the Fund Capital Account balances of such Members with respect to such Fund as of the first day of such Fiscal Year (with appropriate adjustments, as determined by the Managing Member, if contributions or withdrawals are made during such Fiscal Year), and (ii) any Fund Net Income allocated or paid to the Company shall be allocated to the Members in accordance with their respective Sharing Percentages for Fund Net Income for such Fiscal Year.

(e) Notwithstanding anything herein to the contrary, in the event any Member unexpectedly receives any adjustments, allocations or distributions described in paragraphs (b)(2)(ii)(d)(4), (5) or (6) of Treasury Regulations Section 1.704-1, there shall be specially allocated to such Member such items of Company income and gain, at such times and in such amounts as will eliminate as quickly as possible that portion of any deficit in its Capital Account caused or increased by such adjustments, allocations or distributions.

(f) Notwithstanding any other provision of this Article IV, if there is a net decrease in Company minimum gain or Member nonrecourse debt minimum gain (determined in accordance with the principles of Treasury Regulation Sections 1.704-2(d) and 1.704-2(i)) during any Company taxable year, the Members shall be allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to their respective shares of such net decrease during such year, determined pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5). The items to be so allocated shall be determined in accordance with Treasury Regulation Section 1.704-2(f). This paragraph (f) is intended to comply with the minimum gain chargeback requirements in such Treasury Regulations and shall be interpreted consistently therewith, including that no chargeback shall be required to the extent of the exceptions provided in Treasury Regulation Sections 1.704-2(f) and 1.704-2(i)(4).

(g) To the extent permitted by the Code and the Treasury Regulations thereunder, any special allocations of items of income or gain pursuant to Section 4.7(e) or 4.7(f) shall be taken into account in computing subsequent allocations of Net Income (Loss) pursuant to this Section 4.7 so that the net amount allocated to the Members pursuant to this Section 4.7 shall, to the extent possible, be equal to the net amounts that would have been allocated to each such Member pursuant to the provisions of this Section 4.7 if the allocations pursuant to Sections 4.7(e) and 4.7(f) had not occurred.

(h) If any Interest in the Company is Transferred or otherwise adjusted during any Fiscal Period in compliance with the provisions of this Agreement, each item of income, gain, loss, expense, deduction and credit and all other items attributable to such Interest for such period shall be divided and allocated between the transferor Member and the transferee Member by taking into account their varying Interests during such period in accordance with Section 706(d) of the Code, using any conventions permitted by law and approved by the affected Members. All distributions on or before the date of such Transfer shall be made to the transferor Member, and all distributions thereafter shall be made to the transferee Member.

(i) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of that adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset), and such gain or loss shall be specially allocated to the Members in the manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to that Treasury Regulation.

(j) The Managing Member shall have the power to amend the manner in which Capital Accounts are calculated or any allocations thereto are made if it reasonably determines that such amendment is necessary to comply with Treasury Regulation Section 1.704-1(b).

(k) For income tax purposes, each item of income, gain, loss and deduction of the Company shall be allocated among the Members in any manner, as reasonably determined by the Managing Member that reflects equitably amounts credited or debited to each Member’s Capital Account for the current and prior Fiscal Periods. In this regard, the Managing Member may cause the Company to specially allocate additional items of ordinary income or loss or capital gain (including short-term capital gain) or loss to a Member withdrawing all or part of its Capital Account insofar as is possible to reduce the difference, if any, between the aggregate amounts allocated to such Member’s Capital Account and the aggregate amount of tax items allocated to such Member. For purposes of the foregoing, the Managing Member may determine that an equitable method of allocation includes an allocation (i) pro rata based upon the relative differences between amounts allocated to the Capital Accounts and the aggregate amounts of tax items allocated to the relevant Members, or (ii) solely to the relevant Members with the greatest such differences (taking into account such allocations). These allocations shall be made pursuant to the general principles of Sections 704(b) and 704(c) of the Code and in accordance with any temporary or final regulations adopted thereunder.

SECTION 4.8. Distributions. (a) Subject to Section 4.8(b) and subject to any restrictions on the Company pursuant to written contractual obligations to third parties and the establishment of the Operating Reserve, the Company shall make distributions of available cash or other property to the Members at such times, but in any event, at least on an annual basis and no later than ninety (90) days from the end of the Fiscal Year, and in such amounts as are reasonably determined by the Managing Member. Distributions of cash or other property shall be allocated among the Members in accordance with their respective Sharing Percentages for Other Net Income, and Fund Net Income, as the Managing Member reasonably determines, based on the source of such available cash or other property; except that in the case of Capital Net Income, distributions shall be allocated among the Members based on their respective Fund Capital Accounts). Notwithstanding the previous two sentences, upon a Member’s request, the Company will use commercially reasonable efforts, based upon the potential cash flow requirements of the Company, to make a cash distribution, at least annually, from the Company in such amounts sufficient to pay such Member’s (or, in the case of a pass-through entity, the direct or indirect equity owners of such Members) aggregate federal, state and local income tax liabilities (including estimated taxes) with respect to such Member’s allocable share of the Company’s annual taxable income. Such distributions shall be treated as advances against any distributions payable under this Agreement, and subsequent distributions under this Agreement shall be reduced by the amount of such advances, until such advances are repaid in full (without interest).

(b) Each Member shall furnish the Company with such information, forms and certifications as it may require and as are necessary to comply with the regulations governing the obligations of withholding tax agents. Each Member represents and warrants that any such information and forms furnished by him shall be true and accurate. To the extent the Company is required by law to withhold or to make tax payments (including back-up withholding) on behalf of or with respect to any Member (“Withholding Tax Advances”), the Managing Member shall cause the Company to withhold such amounts and to make such tax payments as are required. All Withholding Tax Advances made on behalf of a Member, plus interest thereon at a rate equal to the prime rate in the Wall Street Journal, Eastern Edition on the date of such Withholding Tax Advance plus 2.0% per annum, shall, at the option of the Managing Member, (i) be promptly paid to the Company by the Member on whose behalf such Withholding Tax Advances were made (such payment not to constitute a Capital Contribution to the Company), or (ii) be repaid by reducing the amount of any current distribution that would otherwise have been made to such Member, but if there is no such current distribution or such distribution is not sufficient for that purpose, any such shortfall shall be paid as provided in clause (i) above. Whenever repayment of a Withholding Tax Advance is made by a Member as described in clause (ii) above, for all other purposes of this Agreement such Member shall be treated as having received the full amount of all distributions that would otherwise have been made to such Member, unreduced by the amount of such Withholding Tax Advance and any interest thereon.

(c) No Member shall have the right to receive other property indirectly held through the Company. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution hereunder if such distribution would violate the Act or any other applicable law.

SECTION 4.9. Expenses. Except as otherwise provided in Section 4.8(b), the Managing Member shall be directly responsible for paying all costs and expenses incurred in connection with the general operation of the Company, except (i) those expenses incurred in the preparation of reports to the Members, and (ii) legal, accounting and other professional fees and expenses, if any, of the Company.

SECTION 4.10. Profits Interest. (a) It is the intention of the parties to this Agreement that distributions and allocations to any holder of an interest designated by the Managing Member, upon the unanimous consent of the Members, as a “profits interest” shall be limited to the extent necessary so that each such interest constitutes a Profits Interest. In furtherance of the foregoing, and notwithstanding anything to the contrary in this Agreement, the Managing Member shall, if necessary, limit distributions and allocations to any holder of such an interest so that such distributions and allocations do not exceed the available profits in respect of such holder’s related Profits Interest. If any Member’s distributions and allocations are reduced pursuant to the preceding sentence, an amount equal to such excess distributions and allocations shall be treated as instead apportioned to the other Members pro rata in accordance with their Sharing Percentages, and the Managing Member shall make adjustments to future distributions and allocations to the Members as promptly as practicable so that the Members are distributed and allocated on a cumulative basis the amount to which they would have been entitled if this Section 4.10 had not been in effect; provided, that any future distributions and allocations pursuant to this sentence shall continue to be further subject to the provisions of this Section 4.10.

(b) In furtherance of the above, Profits Interests issued as part of any incentive compensation programs or otherwise offered for services rendered or to be rendered to the Company shall be “future profits interests” within the meaning of IRS Rev. Proc. 93-27 and such recipient shall not receive any credit to such recipient’s Capital Account on the date the Profits Interests are issued unless the recipient pays money or property for such Profits Interests. If IRS Rev. Proc. 93-27 is replaced by the Safe Harbor Regulations, the Company and the Members agree that the Company shall be authorized and directed to make the Safe Harbor Election and the Company and each Member (including any person to whom a Profits Interest is transferred in connection with the performance of services) agrees to comply with all requirements of the Safe Harbor with respect to all Profits Interests in the Company transferred in connection with the performance of services while the Safe Harbor Election remains effective. The Managing Member is authorized to (and shall) prepare, execute and file the Safe Harbor Election.

(c) If IRS Rev. Proc. 93-27 is replaced or withdrawn but not with the Safe Harbor Regulations in materially the current form, the Company and the Members shall, to the extent possible, endeavor to treat the Profits Interests issued in connection with the performance of services in a manner consistent with the tax treatment noted above, including, determining the fair market value of the Profits Interests issued in connection with the performance of services as being equal to the liquidation value of such Profits Interests on the date the Profits Interests (i) are transferrable or not subject to (or deemed not subject to) a substantial risk of forfeiture within the meaning of Code Section 83 (including by reason of filing an election under Code Section 83(b)), whichever occurs earlier; or (ii) the date of issuance if it is determined that Section 83 does not apply to the issuance of Profits Interests, as the case may be. The Company and the Members (including any Person to whom the Profits Interests are transferred in connection with the performance of services) shall execute and file any tax election or statement necessary to effectuate the treatment of the Profits Interests as provided in this paragraph and shall not take any position on their tax returns that is inconsistent with such treatment.

(d) Any Person receiving Profits Interests in connection with the performance of services shall take all steps necessary (including filing a Code Section 83(b) election if necessary) to cause such Profits Interest to be taxed at the time of issuance as if vested for federal income tax purposes and such Person to be treated as a member in the Company for purposes of receiving allocations of profits and losses and distributions for federal income tax purposes.

ARTICLE V

Books and Reports; Tax Matters

SECTION 5.1. General Accounting Matters. (a) Net Income (Loss), or the applicable category thereof, shall be calculated by or under the direction of the Managing Member at the end of each Fiscal Period and shall be allocated as described in Section 4.7. The Managing Member shall also keep or cause to be kept books and records pertaining to the Company’s business showing all of its assets and liabilities, receipts and disbursements, Net Income (Loss), Members’ Capital Accounts, and all transactions entered into by the Company. A copy of such books and records of the Company shall be kept by the Company at its principal office. The Company’s books of account shall be maintained in United States dollars and kept on the accrual method of accounting and otherwise in accordance with United States generally accepted accounting principles consistently applied.

(b) As promptly as possible after the close of each Fiscal Year of the Company, the Tax Matters Member shall cause an examination of the financial statements of the Company as of the end of each such Fiscal Year to be made in accordance with United States generally accepted auditing standards as in effect on the date thereof, and such financial statements shall be certified, by the firm of certified public accountants which serves in such capacity for the Funds. As soon as is practicable after the close of each Fiscal Year, a copy of the certified financial statements of the Company, including the report of such certified public accountants, shall be furnished to each Member and shall include, as of the end of such Fiscal Year:

(i) a balance sheet of the Company as of the end of such period; and

(ii) a statement of income or loss and a statement of Members’ capital.

(c) Each Person that was a Member at any time during a Fiscal Year shall be supplied with such information as may be reasonably required to enable such Member to prepare its federal, state, local and non-U.S. income tax returns based upon such Person’s status as a Member, such other information as such Person may reasonably request for the purpose of applying for a credit for withholding taxes and a statement as to such Member’s Capital Account as at the close of such Fiscal Year.

SECTION 5.2. Fiscal Year. The fiscal year of the Company (the “Fiscal Year”) shall be the same as its taxable year, as determined pursuant to Section 706 of the Code.

SECTION 5.3. Certain Tax Matters. The Tax Matters Member shall prepare or cause to be prepared all federal, state and local, as well as non-U.S., if any, tax returns of the Company for each year for which such returns are required to be filed and shall file or cause such returns to be timely filed, provided that Conquest Capital Group LLC shall have the right to review and approve the Company’s income tax returns before they are filed. The Managing Member shall determine the appropriate treatment of each item of income, gain, loss, deduction and credit of the Company and the accounting methods and conventions under the tax laws of the United States, the several states and other relevant jurisdictions as to the treatment of any such item or any other method or procedure related to the preparation of such tax returns. The Managing Member may cause the Company to make or refrain from making any and all elections permitted by such tax laws. The Managing Member shall act as the “tax matters partner” for purposes of Section 6231(a)(7) of the Code (the “Tax Matters Member”). The Tax Matters Member shall have all of the rights, duties, powers and obligations provided for in Sections 6221 through 6232 of the Code. Each Member agrees that it will take no position on its individual tax returns inconsistent with the positions taken on the Company’s tax returns prepared in compliance with this Agreement. The Tax Matters Member will take no action which is reasonably expected to have a disproportionate adverse effect on one or more of the Members unless such action is approved by such adversely affected Members in writing. The Tax Matters Member will be responsible for notifying all Members of ongoing proceedings, both administrative and judicial, and will represent the Company throughout any such proceeding. The Members will furnish the Tax Matters Member with such information as it may reasonably request to provide the Internal Revenue Service with sufficient information to allow proper notice to the Members. The Tax Matters Member will not bind any other Member to any extension of the statute of limitations or to a settlement agreement without such Member’s written consent, which consent shall not be unreasonably withheld, delayed or conditioned.

SECTION 5.4. Section 754 Election. The Company shall make an election described in Section 754 of the Code for the taxable year in which the transactions contemplated by the Purchase Agreement occur.

SECTION 5.5. Inspection Rights. Each Member shall have the right during normal business hours at the principal place of business of the Company to examine and make copies of Company information and documentation as is required to be disclosed or provided pursuant to the Act. Each Member shall bear all expenses incurred in any examination made on behalf of such Member.

ARTICLE VI

Dissolution

SECTION 6.1. Dissolution. The Company shall be dissolved and its affairs wound up upon (i) a determination by the Managing Member, with the consent of the Non-Managing Members holding a Majority in Interest, to dissolve the Company at any time, (ii) if at any time there are no Members of the Company and the business of the Company is not continued in accordance with the Act, or (iii) upon the entry of a decree of judicial dissolution under Section 18-802 of the Act. The death, retirement, dissolution, resignation, expulsion or bankruptcy of any Member shall not cause the dissolution of the Company, and following any such event the remaining Members shall have the right to continue the business of the Company.

SECTION 6.2. Winding-up. When the Company is dissolved, the business and property of the Company shall be wound up and liquidated by the Managing Member. The Managing Member shall use its reasonable best efforts to reduce to cash and cash equivalent items such assets of the Company as the Managing Member shall deem it advisable to sell and to obtain fair value for such assets (taking into account applicable tax and other legal considerations) giving the Non-Managing Members the right of first refusal for the purchase of such assets.

SECTION 6.3. Final Distribution. (a) Within 120 calendar days after the effective date of dissolution of the Company, the assets of the Company shall be distributed in the following manner and order:

(i) to the payment of the expenses of the winding-up, liquidation and dissolution of the Company;

(ii) to pay all creditors of the Company, other than Members, either by the payment thereof or the making of reasonable provision therefor;

(iii) to establish reserves, in reasonable amounts established by the Managing Member, to meet other liabilities of the Company (other than to the Members in respect of distributions owing to them hereunder);

(iv) to pay, in accordance with the terms agreed among them and otherwise on a pro rata basis, all creditors of the Company that are Members, either by the payment thereof or the making of reasonable provision therefor; and

(v) to the Members in accordance with the positive balances in their Capital Accounts, after taking into account any allocations under Section 4.7 for all periods ending on or before the time of such dissolution.

For purposes of the application of this Section 6.3 and determining Capital Accounts on liquidation, all unrealized gains, losses and accrued income and deductions of the Company shall be treated as realized and recognized immediately before the date of such distribution.

SECTION 6.4. No Obligation to Restore Capital Accounts. Except as may otherwise be provided herein or as required by law, no Member whose Capital Account balance is a negative or deficit amount (either during the existence of the Company or upon liquidation) shall have any obligation to return any amounts previously distributed to such Member or to contribute cash or other assets to the Company to restore or make up the deficit in such Member’s impaired Capital Account; provided, however, that the Managing Member shall correct any improper allocation given to any Member from subsequent distribution made hereunder.

ARTICLE VII

Transfer of Members’ Interests

SECTION 7.1. Transfer of Members’ Interests. (a) Except as otherwise expressly provided herein, no Member may, directly or indirectly, Transfer such Member’s Interest in the Company (other than to one or more of its Affiliates) without the prior written consent of the Managing Member and Non-Managing Members holding a Majority in Interest, which may be given or withheld in their sole and absolute discretion for any reason or no reason.

(b) Notwithstanding the foregoing, any Member may Transfer all or a portion of such Member’s Interest to the following (each a “Permitted Transferee”):

(i) an Affiliate of such Member;

(ii) any member of such Member’s Immediate Family; or

(iii) any other Member.

(c) Notwithstanding anything to the contrary contained herein, to the extent the Managing Member proposes to Transfer all or a portion of its Interest in the Company to any Person other than to a Permitted Transferee (such proposed Transfer, a “Proposed ROFR Sale”), the other Members of the Company in good standing shall have a right of first refusal (“Right of First Refusal”) with respect to such Interest proposed to be Transferred; provided that (x) if the Managing Member or any Affiliate thereof transfers in the aggregate more than fifty percent (50%) of the Managing Member’s Interest on, or subsequent to, the date of this Agreement to any party that is not an Affiliate of the Managing Member (it being understood that a change of control of any such Affiliate such that it ceases to be an Affiliate of the Managing Member shall be deemed a transfer for purposes of this provision), [Conquest Capital Group LLC] shall, as result of that act, become the Managing Member for all purposes regardless of whether the other Members exercise their Right of First Refusal.

(i) In connection with the foregoing, the Managing Member shall furnish to all other Members of the Company that are in good standing a written notice of such Proposed ROFR Sale (such notice, the “ROFR Notice”). The ROFR Notice will include (1) the amount of Interest proposed to be Transferred, (2) the name and address of the proposed Transferee (the “Proposed ROFR Transferee”), (3) the proposed amount and form of consideration with respect to the Interest proposed to be Transferred, and (4) the other material terms and conditions of the proposed Transfer.

(ii) Each Member shall have a period of fifteen (15) Business Days following receipt of the ROFR Notice (the “ROFR Period”) to exercise its Right of First Refusal and agree to purchase all or a portion of the Interest proposed to be Transferred for the price and on the terms and conditions specified in the ROFR Notice by delivering a written notice to the Managing Member (a “ROFR Purchase Notice”). Each Member that does not deliver a ROFR Purchase Notice to the Managing Member in compliance with the foregoing requirements, including the ROFR Period, will be deemed to have waived its Right of First Refusal with respect to the Interest proposed to be Transferred.

(iii) If the Members as a group propose to acquire more of the Interest than is available for purchase, then each such participating Member shall have the right to propose to acquire its pro rata portion of such Interest (based on relative Sharing Percentages with respect to Fund Net Income) until all of such Interests are accounted for; provided, that the Managing Member shall not be obligated to sell any portion of the Interest proposed to be Transferred to any other Member unless the Members as a group have proposed to purchase the entire Interest proposed to be Transferred.

(iv) If, and only to the extent, the Interest proposed to be Transferred is not acquired by the other Members within twenty (20) Business Days from the end of the ROFR Period at the price and on the terms and conditions specified in the ROFR Notice, the Managing Member may Transfer the Interest or a portion thereof to the Proposed ROFR Transferee within thirty (30) days after the end of the ROFR Period at the price and on the terms and conditions specified in the ROFR Notice (and on other terms and conditions, if any, which are not materially more favorable to the proposed purchaser than those set forth in the ROFR Notice).

(v) If the Managing Member wishes to Transfer the Interest or a portion thereof to a Person at a purchase price less than that which is specified in the ROFR Notice or on terms and conditions that are materially more favorable to the proposed purchaser, the Managing Member must first follow the procedures set forth above using such lower price and/or different terms.

(vi) For the avoidance of doubt, any Transfer of all or a portion of an Interest by the Managing Member to one or more of its Affiliates shall not be deemed to be a Proposed ROFR Sale and this Section 7.1(b) shall not apply to any such Transfer.

(d) Unless an Assignee is admitted as a substitute Member in accordance with Section 7.2(b), a Transfer by a Member of all or any part of such Member’s Interest in the Company shall not release such Member from any of such Member’s obligations or liabilities (including such Member’s obligations to make capital contributions hereunder, if any, and such Member’s share of any liability therefor), or limit the Company’s rights with respect to such Member, of any nature whatsoever arising under this Agreement, and such Assignee shall be entitled only to allocations and distributions with respect to its Interest and shall have no right to vote such Interest, to participate in the management of the Company or to any accounting or information concerning the affairs of the Company and shall not have any of the other rights of a Member under this Agreement.

SECTION 7.2. Other Transfer Provisions. (a) To the fullest extent permitted by law, any purported Transfer by a Member of all or any part of its Interest in the Company in violation of this Article VII shall be null and void and of no force or effect.

(b) Upon a Member’s Transfer of all or any part of such Member’s Interest in the Company to any Person (other than a transfer to a Permitted Transferee under Section 7.1(b)) (the “Assignee”) pursuant to this Article VII, such Assignee shall be admitted as a substitute Member in lieu of such transferor Member only with the prior written consent of the Managing Member and the Non-Managing Members holding a Majority in Interest, which consent may be given or withheld in their sole and absolute discretion. No Transfer shall be permitted or be recognized if such Transfer would cause the Company (i) to be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code and the Treasury Regulations promulgated thereunder or (ii) to be treated as an “investment company” within the meaning of the U.S. Investment Company Act of 1940, as amended.

ARTICLE VIII

Additional Members; Removal and Withdrawal of Members

SECTION 8.1. Admission of Additional Members; Allocation of Sharing Percentages. (a) The Members, by consent of the Managing Member and a Majority in Interest of the Non-Managing Members, may admit additional Members to the Company from time to time. Upon the admission of any additional Member, such Member shall be allocated such Sharing Percentage and shall make such Capital Contributions, if any, as are set forth in such new Member’s Admission Letter, and the Sharing Percentages of existing Members (other than the Managing Member) shall be adjusted. For the avoidance of doubt, the admittance of additional Members shall not affect the Sharing Percentage of the Managing Member or the other Members, without the consent of the affected Members.

(b) Concurrently with the admission of any substitute or additional Member, the Members shall forthwith cause any necessary papers to be filed and recorded and notice to be given wherever and to the extent required showing the substitution of such transferee as a substitute Member in place of the transferor Member, or the admission of an additional Member. The admission of any Person as a substitute or additional Member shall be conditioned upon such Person’s written acceptance and adoption of all the terms and provisions of this Agreement.

(c) The Managing Member (with the consent of a Majority in Interest of the Non-Managing Members) may, or may cause the Company to, enter into separate letter agreements, including profit sharing agreements (each, an “Admission Letter”) with certain Members with respect to Capital Contributions, Sharing Percentages or any other matter, in each case, in a manner consistent with the terms and conditions of this Agreement. If such Member is subsequently removed as a Member or withdraws as a Member, such Admission Letter shall terminate and be of no further force or effect.

SECTION 8.2. Removal and Withdrawal of Members. (a) a Member other than the Managing Member (i) may be removed immediately from the Company by the Managing Member in its sole and absolute discretion for Cause, (ii) shall be deemed to have withdrawn upon such Member’s death, Permanent Disability, or bankruptcy and (iii) may be removed from the Company by the Managing Member in its sole and absolute discretion a) when such Member is no longer actively involved in the business and affairs of the Company or its Affiliates; b) if such Member is employed or engaged by the Company or its Affiliates at any time, if such Member’s employment or engagement with the Company or its Affiliates terminates (except to the extent otherwise expressly approved by the Managing Member); or c) in the case of Conquest Capital LLC, upon one hundred eighty (180) days prior written notice. Additionally, any Member may voluntarily withdraw from the Company, in whole or in part, at any time upon at least thirty (30) days’ written notice to the Company subject to the terms hereof, provided that Conquest Capital LLC must provide at least ninety (90) days prior written notice to withdraw.

(b) Subject to this Section 8.2 and Section 8.3, if a Member is removed or voluntarily withdraws from the Company, in whole or in part, pursuant to Section 8.2, then within ninety (90) days following the effective date of such removal or withdrawal, the Company shall distribute to such Member an amount in cash equal to ninety percent (90%) of such Member’s positive Capital Account balance (or a portion thereof, as applicable) as of the effective date of such Member’s removal or withdrawal and any remaining portion shall be paid, without interest, within ninety (90) days after the completion of the annual audit of the Company.

(c) From and after the effective date of the removal or withdrawal of a Member from the Company, except as expressly provided herein, such Member shall only be a creditor of the Company and shall have no rights as a Member with respect to the withdrawn Interest and shall not have any interest in the Company’s items of income, gain, loss, deduction or credit, distributions or assets after the effective date of removal or withdrawal (with respect to the withdrawn Interest). For the avoidance of doubt, upon the withdrawal (deemed or otherwise) or removal of a Member, such Member’s Sharing Percentage shall be reduced to zero (or, in case of a partial withdrawal, shall be reduced pro rata based on the Sharing Percentage represented by the withdrawn Interest as related to the aggregate Sharing Percentage of the relevant Member), and the Sharing Percentage of all of the remaining Non-Managing Members shall be adjusted pro rata to their respective Sharing Percentages at such time.

(d) The Managing Member may, in its sole and absolute discretion, decide to postpone any distributions made pursuant to Section 8.2, in whole or in part, until after the financial statements of the Company have been examined by certified public accountants in accordance with Section 5.1(b) but in no event later than ninety (90) days after the effective date of the removal or withdrawal.

SECTION 8.3. Call Right for Cause, Cessation of Duties, and Involuntary Transfer.

(a) Upon (i) the termination for Cause of a Non-Managing Member, (ii) the cessation of the duties and obligations set forth in any Admission Letter of a Non-Managing Member, or (iii) the death, Permanent Disability or voluntary or involuntary filing for bankruptcy, dissolution, insolvency, foreclosure of any pledge or hypothecation, or by operation of law of any Non-Managing Member (each, a “Terminating Event”), the Company shall cause such Non-Managing Member (the “Terminating Member”) to sell the entire Interest of the Terminating Member to the Company. Any such election of the Company shall be made by delivery of written notice thereof to such Terminating Member stating the date in which the Non-Managing Members Interest in the Company is terminated (the “Termination Date”). The purchase price for such Interest shall be the amount, if any, in the Capital Account for such Member.

(b) The closing of a purchase pursuant to this Section 8.3 shall be held at the principal office of the Company as of the Termination Date. The Terminating Member, or if applicable, the trustee or legal representative of the Terminating Member, shall transfer to the Company (or its designee) the entire Interest of the Terminating Member in the Company, free and clear of all liens, security interests and competing claims, and shall deliver to the Company (or its designee) such instruments of assignment, transfer, release, and evidence of due authorization, execution and delivery, and absence of any liens, security interests or competing claims, as the Company shall request. Such Terminating Member shall execute and deliver at such closing such other instruments as shall be necessary, appropriate or convenient to effectuate such transfer. In the event that the Terminating Member fails to cooperate with respect to the purchase of its Interest, such purchase shall be deemed to have occurred as of the Closing without any further act of the Terminating Member.

(c) It is the intention of the Terminating Member and the Company that all payments made by the Company on account of the Terminating Member’s Interest in accordance with this Section 8.3 shall constitute payments in liquidation of such Interest within the meaning of Section 736 of the Code. It is the further intention of the Terminating Member and the Company that such payments shall be solely in exchange for the interest of the Terminating Member in the property of the Company, including the goodwill of the Company, under Section 736(b)(1) of the Code, except that amounts, if any, attributable to unrealized receivables (as defined in Section 751(c) of the Code) of the Company as of the purchase date shall be deemed to be made under Section 736(a)(1) of the Code.

SECTION 8.4. Release Event; Removal of the Managing Member.

(a) Upon the occurrence of a Release Event with respect to the Managing Member, (i) Aveon Holdings I L.P. (or its permitted successor or assign) shall immediately and automatically be removed as the Managing Member of the Company and (ii) Conquest Capital Group LLC shall immediately and automatically be appointed as the Managing Member of the Company (without compliance with the provisions of this Agreement requiring consent of the Non-Managing Members to the admission of additional partners).

(b) Additionally, upon the occurrence of a Release Event, (i) the Sharing Percentage of Aveon Holdings I L.P. (or its permitted successor or assign) shall remain 30% (with appropriate modifications in the Sharing Percentage definition being made), and (ii) the restrictive covenants found in the Purchase Agreement, including Section 7.6 thereof, shall continue to apply, unchanged, to Aveon Holdings I L.P. and to each of the Members as though no Release Event had occurred. Notwithstanding anything herein or in any other agreement to the contrary, the parties hereto covenant that upon determination of a Release Event, (i) the Non-Managing Members FNI Sharing Percentage and the Sharing Percentage of Aveon Holdings I L.P., as provided for in this Section 8.4, shall not thereafter be amended, modified or changed, without the written consent of all of the parties hereto, and (ii) the restrictive covenants found in the Purchase Agreement, including Section 7.6 thereof, shall not, thereafter, be amended, modified or changed, without the written consent of all of the parties thereto.

(c) “Release Event” shall mean, with respect to Aveon Holdings I L.P. (in this sub-section referred to as “AHI”) (or any of its permitted successors or assigns):

(i) a Change of Control of AHI or any Transfer by AHI of all of its Interest in the Company (other than a Transfer to a Permitted Transferee);

(ii) AHI engages in any action constituting either civil or criminal fraud against the Company or the Funds, which results in the imposition of any civil or criminal penalty or disqualification imposed by the Securities and Exchange Commission or any other governmental agency or self regulatory organization having jurisdiction over the business conducted by the Company, in each case that (x) has had a material adverse effect on the business of the Company or the Funds and

(y) is not cured or corrected within thirty (30) days from the imposition of such penalty or disqualification;

(iii) the conviction of any officer or director of the AHI of a felony, any crime involving financial dishonesty or the imposition of any material civil or criminal penalty or disqualification imposed by the Securities and Exchange Commission or any other governmental agency or self regulatory organization having jurisdiction over the business conducted by the Company, in each case if (x) it has had a material adverse effect on the business and/or reputation of the Company or the Funds and (y) AHI does not terminate such officer or director within thirty (30) days from such conviction or disqualification; or

(iv) the voluntary or involuntary filing for bankruptcy by, or the reorganization or insolvency of, AHI.

ARTICLE IX

Miscellaneous

SECTION 9.1. Jurisdiction. Each Member consents to the exclusive jurisdiction of the United States District Court for the Southern District of New York or New York State Supreme Court located in the New York County for all purposes in connection with any action, claim or proceeding arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement.

SECTION 9.2. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of law principles. In particular, the Company is formed pursuant to the Act, and the rights and liabilities of the Members shall be as provided therein, except as herein otherwise expressly provided.

SECTION 9.3. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns and, in particular, the estate of a deceased Member shall remain liable for all of such Member’s obligations hereunder to the extent that such obligations are not affected by such Member’s death under the terms hereof. Nothing in this Agreement is intended, nor shall anything herein be construed, to confer any rights, legal or equitable, in any person other than the Members and their respective legal representatives, heirs, successors and permitted assigns.

SECTION 9.4. Confidentiality. (a) Except as set forth herein, by executing this Agreement, each Member expressly agrees, at all times during the existence of the Company and thereafter and whether or not at the time a Member of the Company, without the consent of the Managing Member, to maintain the confidentiality of, and not to disclose to any Person, any non-public information (including, for the avoidance of doubt, information disclosed under Section 5.1 hereof) relating to the business, financial results, clients or affairs of the Company and the Funds, or any of its

Affiliates, except (i) to such Funds’ clients and prospective clients as is provided in the normal course of business and in accordance with the respective Fund’s organizational and investment documents and (ii) to the Member’s professional advisers who are informed of the confidential nature of the information and with respect to which the Member will be responsible for any disclosures by such persons in violation hereof, (iii) as required for any litigation proceeding or as required by law, by rule or regulation having the force of law, by any regulatory or self-regulatory organization having jurisdiction or by process of law, or (iv) as is reasonably necessary and appropriate in the course of and in furtherance of the conduct of the business of the Company and the Funds.

(b) Notwithstanding anything in this Agreement to the contrary, each Member (and any representative or other agent thereof) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Company or any transaction undertaken by the Company (including opinions or other tax analyses that are provided to it relating to such tax treatment and tax structure). However, any such information relating to the tax treatment or tax structure is required to be kept confidential to the extent necessary to comply with any applicable federal or state securities laws. For this purpose, tax treatment and tax structure shall not include (i) the name of, or any other identifying information regarding, the Company or any of the Funds (or, in each case, any affiliate thereof), (ii) any specific pricing or performance information or (iii) other nonpublic business or financial information (including the amount of any fees, expense, rates or payments) that is not relevant to an understanding of the tax treatment or tax structure of the Company or any transaction undertaken by the Company.

(c) Notwithstanding anything in this Agreement to the contrary, the Company, Conquest Capital Group LLC and Conquest Capital LLC regardless of their removal, withdrawal or termination from the Company (including a termination by a Terminating Event), shall be entitled to use as its own, in the ordinary course of their business, the Funds’ track record and such statistical or other data needed to determine the Funds’ track record and to provide such information to clients and prospective clients as presented in any private placement prospectus or memorandum or other marketing material; provided, that the Company shall not be obligated hereby to provide any Member or other party any information that would be in violation of any Applicable Law.

SECTION 9.5. Notices. Whenever notice is required or permitted by this Agreement to be given, such notice shall be in writing (including electronic mail, facsimile or similar writing) and shall be given to any Member at its address or electronic mail address or facsimile number shown in the Company’s books and records. Each such notice shall be effective (i) if given by electronic mail or facsimile, upon electronic confirmation of receipt and (ii) if given by any other means, when delivered to and receipted for at the address of such Member, as the case may be, specified as aforesaid.

SECTION 9.6. Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute a single instrument.

SECTION 9.7. Entire Agreement. This Agreement, together with the Purchase Agreement and any Admission Letter embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. Except as expressly provided herein, this Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter. Notwithstanding the foregoing and anything contained herein to the contrary, the Members acknowledge and agree that any Admission Letter of any Member may have the effect of establishing rights under, or altering or supplementing, the terms of this Agreement with respect to such Member. This Agreement does not create any right of employment on the part of any Member and no Member shall have any right (implied or otherwise) to be paid any amount hereunder except as expressly provided for herein.

SECTION 9.8. Amendments. This Agreement may not be materially amended, supplemented, waived or modified, without the unanimous consent of the Members; except for any amendment that would not have a material adverse effect on the rights or preferences of the Member; provided, however, that the Managing Member may, without the written consent of any other Member or any other Person, amend, supplement, waive or modify any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect: (i) any amendment, supplement, waiver or modification that the Managing Member determines to be necessary or appropriate in connection with the creation, authorization or issuance of any Class of Interests or other equity interests in the Company or other Company securities in accordance with this Agreement; (ii) the admission, substitution, withdrawal or removal of Members in accordance with this Agreement; (iii) a change in the registered agent of the Company or the registered office of the Company; (iv) any amendment, supplement, waiver or modification that the Managing Member determines in its sole and absolute discretion to be necessary or appropriate to address changes in U.S. federal income tax regulations, legislation or interpretation; or (v) a change in the Fiscal Year or taxable year of the Company and any other changes that the Managing Member determines to be necessary or appropriate as a result of a change in the Fiscal Year or taxable year of the Company, including a change in the dates on which distributions are to be made by the Company; provided, that notwithstanding the foregoing, any amendments sought to be adopted pursuant to clause (i) above relating to the issuance of any separate Class of Interests in the Company or clause (ii) above relating to the admission of any new Members of the Company shall require the unanimous written consent of the Members; provided, further, that the books and records of the Company shall be deemed amended from time to time to reflect the admission of a new Member, the withdrawal or resignation of a Member, the adjustment of the Interests resulting from any forfeiture and reallocation of Interests and the adjustment of the Interests resulting from any Transfer or other disposition of a Interests, in each case that is made in accordance with the provisions hereof.

SECTION 9.9. Titles. Section titles are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text hereof.

SECTION 9.10. Representations, Warranties and Covenants. (a) Each Member which is not a natural person represents, warrants and covenants to the other Members that such Member is duly formed and validly existing under the laws of the jurisdiction of its organization with full power and authority to perform its obligations hereunder and that the execution, delivery and performance of this Agreement has been duly authorized by such Member.

(b) Each Member who is a natural person represents, warrants and covenants to the other Members that such Member has the legal capacity to enter into this Agreement and perform such Member’s obligations hereunder.

(c) Each Member represents, warrants and covenants to the other Members that:

(i) this Agreement has been duly executed and delivered by such Member and constitutes the valid and legally binding agreement of such Member enforceable in accordance with its terms against such Member subject to the effect of bankruptcy, insolvency, moratorium and other similar laws relating to creditors’ rights generally, by general equitable principles and by an implied covenant of good faith and fair dealing;

(ii) the execution and delivery of this Agreement by such Member and the performance of its duties and obligations hereunder do not result in a breach of any of the terms, conditions or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, credit agreement, note or other evidence of indebtedness, or any lease or other agreement, or any license, permit, franchise or certificate, to which such Member or any Affiliate is a party or by which it or any of its Affiliates is bound or to which its or any Affiliate’s properties are subject, or require any authorization or approval under or pursuant to any of the foregoing which has not been obtained, or violate any statute, regulation, law, order, writ, injunction, judgment or decree to which such Member or any Affiliate is subject;

(iii) such Member is not in default (nor has any event occurred which with notice, lapse of time, or both, would constitute a default) in the performance of any obligation, agreement or condition contained in any indenture, mortgage, deed of trust, credit agreement, note or other evidence of indebtedness or any lease or other agreement, or any license, permit, franchise or certificate, to which it is a party or by which it is bound or to which the properties of it are subject, nor is it in violation of any statute, regulation, law, order, writ, injunction, judgment or decree to which it is subject, which default or violation would materially adversely affect such Member’s ability to carry out its obligations under this Agreement;

(iv) there is no litigation, investigation or other proceeding pending or, to the knowledge of such Member, threatened against such Member as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, would materially adversely affect such Member’s ability to carry out its obligations under this Agreement; and

(v) no consent, approval or authorization of, or filing, registration or qualification with, any court or governmental authority on the part of such Member is required for the execution and delivery of this Agreement by such Member and, except as may be required under applicable securities and commodities laws in connection with the registration of the Company or such Member, the performance of its obligations and duties hereunder.

(d) Following the date of this Agreement, each Member agrees to notify the Company promptly upon becoming aware of a breach in any of such Member’s representations, warranties and covenants hereunder.

SECTION 9.11. Division of Property. In the event of a property settlement or separation agreement between a Member and his or her spouse, such Member agrees that he or she shall use his or her best efforts to retain all of his or her Interest in the Company and shall reimburse his or her spouse for any Interest he or she may have in the Company out of funds, assets or proceeds separate and distinct from his or her Interest in the Company. To the extent that such Member is unable, despite his or her exercise of best efforts, to retain all of his or her Interest in the Company, such Member shall use its best efforts to assign to his or her spouse only the right to share in profits and losses, to receive distribution or distributions, and to receive allocation of income, gain, loss, deduction or credit or similar item to which the assigning Member was entitled, to the extent assigned, with the assigning Member remaining entitled to exercise all rights and powers of a Member hereunder; provided that any purported assignment shall be a Transfer subject to the provisions of Article VII of this Agreement. Notwithstanding the foregoing, if a spouse or former spouse of a Member acquires an Interest in the Company as a Member as a result of any such proposed settlement or separation agreement, such spouse or former spouse hereby grants an irrevocable power of attorney (which shall be coupled with an interest) to the assigning Member to vote or to give or withhold such approval as such assigning Member shall himself or herself vote or approve with respect to such matter and without the necessity of the taking of any action by any such spouse or former spouse, and such spouse or former spouse shall be subject to the removal and withdrawal provisions set forth in Article VIII. Such power of attorney shall not be affected by the subsequent disability or incapacity of the spouse or former spouse granting such power of attorney.

SECTION 9.12. Irreparable Harm. Each of the Members hereby agrees that a failure to comply with the provisions of Section 9.4 would cause irreparable harm to the Company and the other Members, and, therefore, the Company and the other Members shall be entitled to an injunction and other equitable relief in the event of any such failure to comply with the provisions of Section 9.4.

SECTION 9.13. Partnership Tax Treatment. The Members intend for the Company to be treated as a partnership for federal income tax purposes and no election to the contrary shall be made.

SECTION 9.14. Severability. Each provision of this Agreement shall be considered severable and if for any reason any provision which is not essential to the effectuation of the basic purposes of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable and contrary to the Act or existing or future applicable law, such invalidity shall not impair the operation of or affect those provisions of this Agreement which are valid. In that case, this Agreement shall be construed so as to limit any term or provision so as to make it enforceable or valid within the requirements of any applicable law, and in the event such term or provision cannot be so limited, this Agreement shall be construed to omit such invalid or unenforceable provisions.

SECTION 9.15. Survival. The provisions of Sections 9.4, and 9.12 and this Section shall survive the expiration or termination of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

MANAGING MEMBER:

AVEON HOLDINGS I L.P.

	By:	Aveon Holdings I GP Inc., its General Partner

By:
		Name:	John Hassett
		Title:	President & Chief Executive Officer

NON- MANAGING MEMBER:

By:	CONQUEST CAPITAL GROUP LLC

By:
		Name:	Marc H. Malek
		Title:	Managing Member

By:
		Name:	Mona Aboelnaga
Independent Committee Member

	By:	Proctor Investment Managers LLC

By:
			Name:	Mona Aboelnaga
			Title:	President & CEO

By:	CONQUEST CAPITAL LLC

	By:	CONQUEST CAPITAL GROUP, LLC, It’s Initial Member

By:
			Name:	Marc H. Malek
			Title:	Managing Member

By:
			Name:	Mona Aboelnaga
Independent Committee Member

Signature Page to Conquest Capital MM LLC Limited Liability Company Agreement

	By:		Proctor Investment Managers LLC

By:
				Name:	Mona Aboelnaga
				Title:	President & CEO

By:
		Name:	Marc H. Malek
		Title:	Managing Partner

By:
		Name:	David Cielusniak
		Title:	Managing Partner

Signature Page to Conquest Capital MM LLC Limited Liability Company Agreement

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